Century Communities Reports Third Quarter 2014 Results

-     Revenue Increases 119%    -

-     Net Income Increases 69%    -

-     Completes Acquisition of Premier Homebuilder in Houston     -

Greenwood Village, Colorado (November 13, 2014) – Century Communities, Inc. (NYSE: CCS) today announced financial results for its third quarter ended September 30, 2014.

Third Quarter 2014 Highlights Compared to Third Quarter 2013*

•	Net income of $4.1 million, an increase of 69%
•	Pre-tax income of $6.7 million, an increase of 77%
•	Total revenues of $90.7 million, an increase of 119%
•	Home closings increased 141% to 258 homes
•	Homebuilding gross margin of $19.8 million, an increase of 108%
•	Homebuilding gross margin percentage of 21.9%
•	Net contracts increased 209% to 247 homes
•	Homes in backlog increased 74% to 472 homes
•	Average open communities increase 150% to 40
•	Ratio of net debt to net capital of 22.7% at September 30, 2014
•

In August 2014, acquired Grand View Builders in Houston, Texas for a purchase price of approximately $13 million, inclusive of the true-up amount under the Asset Purchase Agreement, expanding the Company’s operations into the vibrant Greater Houston market

•	In October 2014, entered into a new three year, $120 million senior unsecured credit facility, available for working capital needs, general corporate purposes and growth initiatives.
•	In November, the Company’s Board of Directors authorized a stock repurchase program allowing the Company to repurchase up to 2,000,000 shares of its outstanding common stock.

“The strong growth of our operations in the third quarter 2014 reflects the steps we have taken to expand our footprint into a greater number of attractive markets with favorable long-term fundamentals. We more than doubled our home sales revenue and improved our net income, continuing our track record of profitability since our founding. With our backlog of homes up 74% and our community count 150% higher than a year ago, we are firmly positioned to continue delivering revenue growth, while remaining disciplined with our costs to further enhance our profits and returns to drive shareholder value,” stated Dale Francescon, Co-Chief Executive Officer.

“We continue to pursue accretive acquisitions in highly complementary markets as demonstrated by our entry into the rapidly expanding Houston market in August.  Our entry into Houston further diversifies our inventory and operations, and establishes a strategically located platform for continued expansion in this region.  As the U.S. housing recovery continues to slowly churn upwards, we believe our cycle-tested management team’s acquisitive strategy and land management expertise, along with our solid balance sheet, provide a strong foundation to execute our growth objectives,” said Rob Francescon, Co-Chief Executive Officer.

Third Quarter 2014 Results*

Net income for the third quarter 2014 was $4.1 million, or $0.19 per share, compared to $2.4 million in the prior year quarter. The improvement in net income was primarily attributable to an increase in home sale revenue generating a higher gross margin, which was partly offset by an increase in Selling, General & Administrative (“SG&A”) expense and a higher tax rate.

Home sales revenue for the third quarter 2014 was $90.7 million, compared to $41.5 million in the prior year quarter. The increase in home sales revenues was primarily due to a 141% increase in closings to 258 homes.  The average selling price of homes closed was $351,687, compared to $387,794 in the prior year quarter, largely as a result of a shift in regional and product mix from new communities.

Homebuilding gross margin percentage in the third quarter 2014 was 21.9%, compared to 23.0% in the prior year quarter. Adjusted homebuilding gross margin percentage was 22.7% compared to 24.3% in the prior year quarter, largely as a result of purchase accounting adjustments and regional and product mix.  SG&A as a percent of home sales revenues was 13.9% compared to 13.7% in the prior year quarter, primarily due to an increase in personnel costs and additional investments to support growing sales, an increase in costs associated with being a publicly traded company and approximately $307,000 of intangible amortization.

Net contracts in the third quarter 2014 increased to 247 homes, an increase of 209% compared to 80 homes in the prior year quarter, largely attributable to a higher number of average open communities. At the end of the third quarter 2014, the Company had 472 homes in backlog, representing $190.0 million of backlog dollar value, compared to 272 homes, representing $128.8 million of backlog dollar value in the prior year quarter.

* Financial and operating results in the third quarter 2014 include the impact of the acquisitions of Jimmy Jacobs Homes (“Jimmy Jacobs”) in Central Texas in September 2013, Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014 and Grand View Builders in Houston, Texas in August 2014 from the date of each respective acquisition. The third quarter 2013 results include the impact of the acquisition of Jimmy Jacobs from the date of the acquisition.

Balance Sheet and Liquidity

At September 30, 2014, the Company had total assets of $638.6 million, including cash and cash equivalents totaling $101.7 million, and inventories of $461.6 million. Liabilities totaled $270.8 million at the end of the third quarter 2014, including $210.0 million of long-term debt.

Subsequent to the end of the third quarter 2014, in October 2014, the Company entered into a new three year, $120 million senior unsecured credit facility with an accordion feature allowing the Company to increase the borrowing capacity to $200 million, subject to certain approvals. Borrowings under the credit facility will bear interest at a rate of LIBOR plus a spread of 2.75% to 3.25%, depending on Century’s leverage ratio. The new credit facility will be available for working capital needs, general corporate purposes and growth initiatives.

Acquisition Activity

In August 2014, the Company entered the Houston, Texas market through the acquisition of the operations and assets of Grand View Builders in Houston, Texas. The purchase price for the acquisition was approximately $13 million, inclusive of the true-up amount under the Asset Purchase Agreement. As a result of the transaction, Century Communities assumed 13 communities and 601 owned and controlled lots in the rapidly expanding Greater Houston metro area.

Conference Call

The Company will host a webcast and conference call on Thursday, November 13, 2014 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2014 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through December 13, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13592320.

About Century Communities:

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas and Nevada. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top 50 homebuilder in the United States and is one of the top five fastest growing homebuilders by total revenue. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statement on Form S-1 for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

($in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Home sales revenues	$90,735	$41,494	$217,734	$107,502
Cost of home sales revenues	70,896	31,948	166,367	81,084
Gross margin from home sales	19,839	9,546	51,367	26,418
Golf course and other revenue	1,226	—	3,750	—
Cost of golf course and other revenue	2,175	—	4,329	—
Gross margin from golf course and other	(949)	—	(579)	—
Selling, general, and administrative (including related-party management fees of $0 and $200 for the three and nine months ended September 30, 2013, respectively)	12,584	5,682	30,906	13,244
Operating income	6,306	3,864	19,882	13,174
Other income (expense):
Interest income	130	98	267	152
Interest expense	(2)	—	(13)	—
Acquisition expense	(119)	(329)	(923)	(329)
Other income	327	151	585	332
Gain/(Loss) on disposition of assets	55	—	145	9
Income before tax expense	6,697	3,784	19,943	13,338
Income tax expense	2,570	1,346	7,109	3,330
Deferred taxes on conversion to a corporation	—	—	—	627
Consolidated net income of Century Communities, Inc.	4,127	2,438	12,834	9,381
Net income attributable to the noncontrolling interests	—	—	—	52
Income attributable to common stockholders	$4,127	$2,438	$12,834	$9,329
Earnings per share:
Basic and Diluted	$0.19	$0.14	$0.68	$0.81
Weighted average common shares outstanding:
Basic and Diluted	21,113,708	17,075,000	18,635,986	11,457,692

Century Communities, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

($in thousands, except share amounts)

	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$101,704	$109,998
Accounts receivable	16,105	4,438
Inventories	461,566	184,072
Prepaid expenses and other assets	27,502	8,415
Deferred tax asset, net	719	—
Property and equipment, net	11,848	3,360
Amortizable intangible assets, net	5,900	1,877
Goodwill	13,249	479
Total Assets	$638,593	$312,639
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$10,102	$8,313
Accrued expenses and other liabilities	50,674	30,358
Deferred tax liability, net	—	912
Notes payable and revolving loan agreement	210,048	1,500
Total liabilities	$270,824	$41,083
Stockholders' Equity:
Preferred Stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,485,257 and 17,257,774 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	213	173
Additional paid in capital	346,321	262,982
Retained Earnings	21,235	8,401
Total stockholders' equity	$367,769	$271,556
Total liabilities and stockholders' equity	$638,593	$312,639

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Gross Margin from Home Sales Excluding Interest

($ in thousands)

	Three Months Ended September 30,
	2014	%	2013	%
Home sales revenues	$90,735	100.0%	$41,494	100.0%
Cost of home sales revenue	70,896	78.1%	31,948	77.0%
Gross margin from home sales	19,839	21.9%	9,546	23.0%
Add: Interest in cost of home sales	755	0.8%	530	1.3%
Adjusted homebuilding gross margin	$20,594	22.7%	$10,076	24.3%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com